Exhibit 12

                      GTE NORTH INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                            Nine Months Ended
                                                September 30, 1998
                                                ------------------
Net earnings available for fixed charges:
  Income before extraordinary charge                $   445.2
  Add - Income taxes                                    266.1
      - Fixed charges                                   108.3
                                                    ---------
Adjusted earnings                                   $   819.6
                                                    =========
Fixed charges:
  Interest expense                                  $    96.1
  Portion of rent expense representing interest          12.2
                                                    ---------
Adjusted fixed charges                              $   108.3
                                                    =========


RATIO OF EARNINGS TO FIXED CHARGES                       7.57